EXHIBIT 23.2




               CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT
                                   ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 8, 2000 relating to the financial statements and financial statement schedule of IKON Office Solutions, Inc. which appears in IKON Office Solutions, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated July 13, 2001 relating to the financial statements, which appears in the Annual Report of IKON Office Solutions, Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 2000.





/s/ PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania
September 17, 2001